Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2015 FOURTH QUARTER RESULTS

-	Net sales increased 14% over prior year
-	Completed relocation of the Bridgeton, Missouri manufacturing facility to Jefferson City, Missouri
-	Continued to integrate Tiffin, Ohio manufacturing facility

St. Louis, MO – March 30, 2016 – Katy Industries, Inc. (OTC BB: KATY), a leading manufacturer, importer and distributor of commercial cleaning and consumer storage products, as well as a contract manufacturer of structural foam products, today reported financial results for the fourth quarter ended December 31, 2015.

“We are pleased to have successfully completed the relocation of the Bridgeton, Missouri manufacturing facility to Jefferson City, Missouri,” said David J. Feldman, Katy Chief Executive Officer. “With the physical move fully complete, we are focusing on realizing manufacturing productivity improvements in our new facility. In addition, we continue to advance our integration of the Tiffin, Ohio manufacturing facility. We believe the acquisition will help drive significant improvement in both sales and profitability in the coming years.”

Mr. Feldman also stated, “We continue to have strong gains in operating income, excluding one-time costs associated with the aforementioned relocation and acquisition costs, driven by our ongoing strategic initiatives to improve gross margins. We look forward to strong 2016 results driven by strong demand for our products and by capturing the benefits of the relocation and integration of our manufacturing facilities.”

Year-to-Date Financial Results

Financial highlights for the year ended December 31, 2015 as compared to the year ended December 31, 2014, included:

•	Net sales for the year ended December 31, 2015 were $114.0 million, an increase of $14.3 million, or 14.3%, compared to the same period in 2014. The increase was a result of the Tiffin, Ohio business acquisition, which contributed $19.0 million in net sales for the year ended December 31, 2015, partially offset by decreased sales of $2.7 million at our Fort Wayne manufacturing facility and $2.3 million at our Jefferson City, Missouri facility due to the transition of those operations from Bridgeton, Missouri in the fourth quarter of 2015. Gross margin was 13.7% for the year ended December 31, 2015, a decrease of 140 basis points from the same period a year ago. The decrease was primarily a result of increased rent expense incurred due to operating at both our Bridgeton, Missouri and Jefferson City, Missouri facilities during our relocation for the year ended December 31, 2015 as compared to the year ended December 31, 2014.

•	Severance, restructuring and related charges of $5.6 million for the year ended December 31, 2015, were for the relocation of our Bridgeton, Missouri facility to Jefferson City, Missouri.

•	Operating loss was $4.1 million, or 3.6% of net sales during the year ended December 31, 2015, compared to operating income of $1.1 million, or 1.1% of net sales, for the same period in 2014. With the exclusion of one-time items related to our facility relocation and the acquisition costs of the Tiffin, Ohio manufacturing facility, operating income was $3.9 million for the year ended December 31, 2015 versus an operating income of $1.3 million for the year ended December 31, 2014.

•	Interest expense increased by $3.0 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014 as a result of the increased borrowings under the First and Second Lien Credit Agreements during the period.

•	The income tax benefit for the year ended December 31, 2014 includes a benefit as a result of the acquisition of Fort Wayne Holdings, Inc. The Company recorded deferred tax liabilities of $2.4 million which reduced its net deferred tax assets. The reduction in deferred tax assets caused a release of a valuation allowance of $2.3 million.

•	The Company reported a net loss for the year ended December 31, 2015 of $8.0 million, or $1.00 per basic and diluted share, versus net income of $2.5 million, or $0.31 per basic share ($0.09 per diluted share), for the year ended December 31, 2014. With the exclusion of one-time items related to our facility relocation, acquisition costs included in selling, general and administrative expenses in 2015 and the one-time tax benefit and acquisition costs in 2014, net income was $0.0 million for the year ended December 31, 2015 versus net income of $0.4 million for the year ended December 31, 2014.

Fourth Quarter Financial Results

Financial highlights for the fourth quarter of 2015, as compared to the same period in the prior year, included:

•
Net sales in the fourth quarter of 2015 were $30.3 million, an increase of $2.7 million, or 9.7%, compared to the same period in 2014. The increase was a result of the Tiffin, Ohio business acquisition, partially offset by reduced sales at our Jefferson City, Missouri facility due to the transition of those operations from Bridgeton, Missouri in the fourth quarter of 2015 . Gross margin was 8.0% for the three months ended December 31, 2015, a decrease of 280 basis points from the same period a year ago.  The decrease was primarily a result of increased rent expense incurred due to operating both our Bridgeton, Missouri and Jefferson City, Missouri facilities during our relocation and slightly lower margins on sales due to product mix for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014.

•	Severance, restructuring and related charges were $1.7 million for the three months ended December 31, 2015 for costs associated with the relocation of our Bridgeton, Missouri manufacturing facility to Jefferson City, Missouri.

•	Operating loss was $2.3 million, or 7.5% of net sales, in the fourth quarter of 2015, compared to $0.4 million, or 1.3% of net sales, for the same period in 2014. With the exclusion of one-time items related to our facility relocation, operating loss was $0.5 million and $0.4 million for the three months ended December 31, 2015 and 2014, respectively.

•	Interest expense increased by $1.1 million during the fourth quarter as a result of the increased borrowings under the First and Second Lien Credit Agreements during the period.

•	Net loss in the fourth quarter of 2015 was $3.5 million, or $0.45 per basic and diluted share, versus net loss of $0.6 million, or $0.07 per basic and diluted share, in the fourth quarter of 2014. With the exclusion of the one-time items related to our facility relocation, net loss was $1.7 million for the three months ended December 31, 2015 versus net loss of $0.6 million for the three months ended December 31, 2014.

Liquidity and Capital Resources

Cash used in operating activities before changes in operating assets and liabilities was $0.8 million in the year ended December 31, 2015 as compared to cash provided of $2.7 million in the same period of 2014. Changes in operating assets and liabilities from continuing operations provided $5.2 million in the year ended December 31, 2015 as compared to using $6.0 million in the same period of 2014. The decrease in usage is primarily attributable to an increase in accounts payables and other liabilities, partially offset by a decrease in accrued expenses and an increase in other assets as compared to 2014, as well as less usage related to inventory and accounts receivable as compared to 2014.

Cash flows used by investing activities of $27.3 million in the year ended December 31, 2015 were primarily due to the purchase of our Tiffin, Ohio manufacturing facility and capital expenditures related to the relocation of the Bridgeton, Missouri facility to Jefferson City, Missouri.

Debt at December 31, 2015 was $48.7 million, versus $22.0 million at December 31, 2014. On April 7, 2015, in conjunction with the acquisition of the Tiffin, Ohio manufacturing facility, the Company amended the BMO Credit Agreement resulting in an increase of $6.0 million to the revolving credit facility and entered into a Second Lien Credit and Security Agreement with Victory Park Management, LLC which provided the company with a $24.0 million term loan.

Non-GAAP Financial Measures

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2015. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products, consumer home products and a contract manufacturer of structural foam products.

Company contact:
Katy Industries, Inc.
Curt Kroll
(314) 656-4381

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Net sales	$30,255	$27,580	$113,957	$99,657
Cost of goods sold	27,831	24,585	98,361	84,605
Gross profit	2,424	2,995	15,596	15,052
Selling, general and administrative expenses	3,001	3,357	14,145	13,990
Severance, restructuring and related charges	1,679	-	5,593	-
Operating (loss) income	(2,256)	(362)	(4,142)	1,062
Interest expense	(1,314)	(225)	(4,047)	(1,011)
Other, net	39	38	139	155
(Loss) income before income tax (expense) benefit	(3,531)	(549)	(8,050)	206
Income tax (expense) benefit	(8)	(24)	90	2,279
Net (loss) income	$(3,539)	$(573)	$(7,960)	$2,485

Other comprehensive (loss) income
Foreign currency translation	(75)	(55)	(253)	(130)
Pension and other postretirement benefits	166	(566)	166	(566)
Total other comprehensive income (loss)	91	(621)	(87)	(696)
Total comprehensive (loss) income	$(3,448)	$(1,194)	$(8,047)	$1,789

(Loss) earnings per share of common stock - Basic	$(0.45)	$(0.07)	$(1.00)	$0.31
(Loss) earnings per share of common stock - Diluted	$(0.45)	$(0.07)	$(1.00)	$0.09

KATY INDUSTRIES, INC. BALANCE SHEETS – UNAUDITED
(In thousands)

	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash	$53	$66
Accounts receivable, net of allowances of $27 and $183	12,211	10,840
Inventories, net	19,267	15,881
Other current assets	2,164	659
Total current assets	33,695	27,446

OTHER ASSETS:
Goodwill	8,377	2,556
Intangibles, net	20,877	3,909
Other	3,882	1,839
Total other assets	33,136	8,304

Property and Equipment	51,421	59,421
Less - Accumulated depreciation	(36,646)	(49,263)
Property and equipment, net	14,775	10,158
Total assets	$81,606	$45,908

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$20,440	$7,327
Book overdraft	918	699
Accrued compensation	1,149	1,457
Accrued expenses	7,142	7,093
Payable to related party	-	3,650
Deferred revenue	130	186
Current maturities of long term debt	1,800	-
Revolving credit agreement	23,969	21,967
Total current liabilities	55,548	42,379

DEFERRED REVENUE	-	130
PAYABLE TO RELATED PARTY	4,268	-
LONG TERM DEBT	22,913	-
OTHER LIABILITIES	7,615	4,090
Total liabilities	90,344	46,599

STOCKHOLDERS’ DEFICIT
15% Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(1,631)	(1,544)
Accumulated deficit	(130,858)	(122,898)
Treasury stock	(21,437)	(21,437)
Total stockholders' deficit	(8,738)	(691)
Total liabilities and stockholders' deficit	$81,606	$45,908

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS – UNAUDITED
(In thousands)

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net (loss) income	$(7,960)	$2,485
Depreciation	2,986	1,996
Amortization of intangible assets	820	157
Amortization of debt issuance costs	658	326
Stock-based compensation	(15)	27
Payment In Kind interest expense	831	-
Loss on disposal of assets	207	-
Tenant improvement allowances	2,411	-
Deferred income taxes	(110)	(2,317)
Other	(623)	-
	(795)	2,674
Changes in operating assets and liabilities:
Accounts receivable	(579)	(2,099)
Inventories	(1,909)	(4,450)
Other assets	(1,245)	56
Accounts payable	9,393	733
Accrued expenses	(621)	(246)
Payable to related party	500	500
Deferred revenue	(186)	(187)
Other liabilities	(136)	(308)
	5,217	(6,001)
Net cash provided by (used in) continuing operations	4,422	(3,327)
Net cash provided by discontinued operations	-	74
Net cash provided by (used in) operating activities	4,422	(3,253)

Cash flows from investing activities:
Payment for acquisition, net of cash received	(23,855)	(10,775)
Proceeds from sale of assets	474	-
Capital expenditures	(3,893)	(831)
Net cash used in investing activities	(27,274)	(11,606)

Cash flows from financing activities:
Net borrowings on revolving credit facility	2,002	14,261
Proceeds from term loan facility	24,000	-
Loan from related party	-	400
(Decrease) increase in book overdraft	(123)	435
Direct costs associated with debt facilities	(2,627)	(672)
Net cash provided by financing activities	23,252	14,424

Effect of exchange rate changes on cash	(413)	(207)

Net decrease in cash	(13)	(642)
Cash, beginning of period	66	708
Cash, end of period	$53	$66

Supplemental cash flows disclosure
Interest paid	$2,504	$657
Income taxes paid	$30	$31
Supplemental information of non-cash investing and financing activity
Accrued contingent earnout payment	$2,000	$-
Capital expenditures included in accounts payable and book overdrafts	$1,904	$-
Asset retirement obligation included in other liabilities	$190	$-